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                                                                     Exhibit 5.1

                  [Letterhead of GOWLING, STRATHY & HENDERSON]


                                                        Suite 1200
                                                        700 - 2nd Street S.W.
                                                        Calgary, Alberta
                                                        Canada T2P 4V5
June 21, 2000                                           Telephone (403) 298-1000
                                                        Facsimile (403) 263-9193
                                                        www.gowlings.com

Westlinks Resources Ltd.                                File 78201
370, 800 - 6 Avenue S.W.
Calgary, Alberta
T2P 3G3

Ladies and Gentlemen:

RE: WESTLINKS RESOURCES LTD. (THE "COMPANY")

We have acted as counsel to the Company, an Alberta corporation, in connection with a registration statement on Form F-1 (the "Registration Statement") to be filed with the United States Securities and Exchange Commission to register under the United States Securities Act of 1933, as amended (the "Securities Act"):

     (a) 1,000,000 common shares of the Company (the "Common Shares") and 1,000,000 common share purchase warrants of the Company (the "Warrants") sold as a unit ("Units") consisting of one common share of the Company and one common share purchase warrant of the Company;

     (b)  1,000,000 Common Shares issuable upon the exercise of the Warrants;

     (c) 150,000 Common Shares and 150,000 common share purchase warrants (the "Over-Allotment Warrants") issuable upon the exercise by the Underwriter of its over-allotment option (the "Over-Allotment Options");

     (d) 150,000 Common Shares issuable upon the exercise of the Over-Allotment Warrants;

     (e)  100,000 common share purchase warrants (the "Underwriter's Warrants");

     (f) 100,000 Common Shares issuable upon the exercise of the Underwriter's Warrants;

     (g) 150,000 common share purchase warrants issued to a group of six unaffiliated lenders who provided bridge financing to the Company (the "Lenders' Warrants"); and

     (h) 150,000 Common Shares issuable upon the exercise of the Lenders' Warrants.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of this opinion.


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On the basis of the foregoing, we are of the opinion that:

1. The 1,000,000 Common Shares offered by the Company included in the 1,000,000 Units and 150,000 Common Shares offered by the Company in the Over-Allotment Option have been duly authorized and when paid for and issued pursuant to the terms of the underwriting agreement between the Company and Spencer Edwards, Inc. (the "Underwriting Agreement"), will be legally issued, fully paid and non-assessable.

2. The Warrants, the Underwriter's Warrants and the Over-Allotment Warrants when signed and paid for in accordance with the terms of the Underwriting Agreement will constitute valid and binding obligations of the Company to issue Common Shares upon full payment therefor pursuant to the terms of such warrants.

3. The Common Shares issuable upon the exercise of the Warrants, the Underwriter's Warrants and the Over-Allotment Warrants have been duly authorized and, when issued and paid for in accordance with the terms of the Warrants, the Underwriter's Warrants and the Over-Allotment Warrants will be duly authorized, legally issued, fully paid and nonassessable.

4. The Lenders' Warrants constitute valid and binding obligations of the Company to issue Common Shares upon full payment therefor pursuant to the terms of such warrants.

5. The Common Shares issuable upon the exercise of the Lender's Warrants have been duly authorized and, when issued and paid for in accordance with their terms, will be duly authorized, legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our name under the captions "Enforceability of Civil Liabilities against Foreign Persons" and "Legal Matters" in the Prospectus included therein.


Yours very truly,

GOWLING, STRATHY & HENDERSON

Per: (signed) "Marcia L. Johnston"

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